Exhibit 5.1

June 5, 2017

DDR Corp.

3300 Enterprise Parkway

Beachwood, Ohio 44122

Re:	Up to 7,000,000 Depositary Shares, each representing a 1/20th interest in a 6.375% Class A Cumulative Redeemable Preferred Share, without par value, of DDR Corp.

Ladies and Gentlemen:

We have acted as counsel for DDR Corp., an Ohio corporation (the “Company”), in connection with the issuance and sale of up to 7,000,000 Depositary Shares (the “Depositary Shares”), which represent an ownership interest in 350,000 of the Company’s 6.375% Class A Cumulative Redeemable Preferred Shares, without par value (the “Preferred Shares”), pursuant to the Underwriting Agreement Basic Provisions, dated May 30, 2017 (the “Basic Provisions”), by and among the Company and Wells Fargo Securities, LLC, RBC Capital Markets, LLC, Stifel, Nicolaus & Company, Incorporated and UBS Securities LLC, acting as representatives of the several underwriters named therein (the “Underwriters”), and the Terms Agreement, dated May 30, 2017, by and between the Company and Jefferies LLC, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, acting as representatives of the Underwriters (together with the Basic Provisions, the “Underwriting Agreement”). The Depositary Shares, each of which represents a 1/20th fractional ownership interest of a Preferred Share, will be issued under a Deposit Agreement, dated as of June 5, 2017 (the “Deposit Agreement”), among the Company and Computershare Shareowner Services LLC, as depositary (the “Depositary”), registrar and transfer agent, and the holders and beneficial owners from time to time of the Depositary Shares.

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based upon the foregoing and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1. The Preferred Shares have been authorized by all necessary corporate action of the Company and, when (i) the Preferred Shares have been deposited with the Depositary pursuant to the Deposit Agreement against issuance of Depositary Shares as provided therein and (ii) the Depositary Shares are issued and delivered pursuant to the Underwriting Agreement and the Deposit Agreement against payment of the consideration therefor as provided in the Underwriting Agreement, the Preferred Shares will be validly issued, fully paid and nonassessable.

2. The Depositary Shares, when issued and delivered pursuant to the terms of the Underwriting Agreement and the Deposit Agreement against payment of the consideration therefor as provided in the Underwriting Agreement, will be validly issued, and the depositary receipts representing the Depositary Shares will entitle the holders thereof to the rights specified therein and in the Deposit Agreement.

DDR Corp.

June 5, 2017

3. The Deposit Agreement has been authorized by all necessary corporate action of the Company and, when executed and delivered by the Company, will constitute a valid and binding obligation of the Company.

4. The common shares, $0.10 par value per share, of the Company (together with the Depositary Shares and the Preferred Shares, the “Securities”) initially issuable upon conversion of the Preferred Shares pursuant to the Third Amended and Restated Articles of Incorporation of the Company, as amended, have been authorized by all necessary corporate action of the Company and, when they are issued upon conversion of the Preferred Shares, will be validly issued, fully paid and nonassessable.

In rendering the opinions above, we have assumed that the Underwriting Agreement will have been executed and delivered by the parties thereto and the resolutions authorizing the Company to issue and deliver the Securities pursuant to the Underwriting Agreement or upon conversion of the Preferred Shares will be in full force and effect at all times at which the Securities are issued and delivered by the Company. With respect to the Depositary Shares, we have further assumed that (i) the Deposit Agreement will have been executed and delivered by the parties thereto and the resolutions authorizing the Company to enter into the Deposit Agreement will be in full force and effect at all times at which the Depositary Shares are issued and delivered; and (ii) the Depositary Shares will be issued after the Company deposits with the Depositary the Preferred Shares to be represented by such Depositary Shares as contemplated by the Deposit Agreement and the Registration Statement on Form S-3 (No. 333-205059) (the “Registration Statement”) filed by the Company to effect registration of the Securities under the Securities Act of 1933 (the “Act”).

The opinions expressed herein are limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

The opinions expressed herein are limited to the laws of the State of Ohio and the State of New York, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

DDR Corp.

June 5, 2017

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K, dated the date hereof, filed by the Company and incorporated by reference into the Registration Statement filed by the Company to effect registration of the Depositary Shares and the Preferred Shares under the Act and to the reference to us under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day